Exhibit 10.21

UNDERSTANDING OF SEPARATION BENEFITS

& GENERAL RELEASE AGREEMENT

This UNDERSTANDING OF SEPARATION BENEFITS & GENERAL RELEASE AGREEMENT (“Agreement”) is made by and between James Valentine (hereinafter "Employee") and John. B. Sanfilippo & Son, Inc. and its affiliates, subsidiaries, predecessors, successors and assigns (hereinafter the "Company”); Employee and Company are referenced collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties mutually agree and acknowledge that Employee’s Illinois-based at-will employment with the Company was involuntarily terminated due to the Employee’s retirement on December 23rd, 2025 (“Separation Date”); however Employee will get paid and retain their JBSS benefits through December 31st, 2025 (“Paid through Date”);

WHEREAS, the Parties desire to fully and expeditiously resolve any and all potential claims, charges or issues of law or fact that have been raised or could have been raised, whether presently known or unknown, arising out of or in any way related to Employee’s employment with the Company, and without the Company acknowledging any liability whatsoever.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are true and correct and incorporated into this Agreement as well as in consideration of the monies, mutual promises and mutual covenants contained herein, the Parties agree as follows:

1. In exchange for the promises of Employee contained in this Agreement, including the release of claims outlined in Section 2 below, the Company agrees to provide the following benefits to Employee, in each case conditioned on Employee not timely revoking this Agreement as contemplated by Section 15 below:

a.
the Company will not contest, or will withdraw any protest it has made to, Employee’s claim for unemployment insurance benefits for which Employee may or may not be eligible;

b.
the Company will also pay to Employee a reimbursement for insurance premiums for continuation of medical, dental and vision insurance benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for a maximum period of seventy-eight (78) continuous weeks from the final date of employment (“Paid through Date”) provided Employee timely elects such coverage; and

c.
the Company will pay Employee a bonus under the SVA Plan for the 2026 fiscal year in accordance with the terms of the SVA Plan, including when amounts (if any) are paid to the other participants under the SVA Plan, based on Employee’s “Retirement” (as set forth in the SVA Plan).

The Parties acknowledge and agree that the benefits outlined in Sections 1(a), 1(b), and 1(c) above are benefits to which Employee would not be entitled under the Company's established policies, plans, and procedures and that these benefits constitute extra benefits in exchange for Employee effectively signing and not revoking this Agreement.

ACCRUED OBLIGATIONS AND VESTED BENEFITS

The payments and benefits set forth in this Section have been paid or will be paid and provided to Employee whether or not Employee signs this Agreement:

a.
Final Wages

The Company has paid or will pay the base salary of Employee through the Paid through Date.

b.
Accrued Vacation (Sanfilippo Time Off)

The Company has paid or will pay Employee all earned and accrued but unused vacation (aka STO hours) through the Separation Date.

c.
401(k) other Employee Benefit Plans

401(k) plan benefits and other health and welfare plan benefits will be payable in accordance with applicable plan documents.

d.
Reimbursement of Expenses

The Company has paid or will pay Employee in accordance with its reimbursement policy for all business expenses which Employee properly incurred in connection with Employee’s work for the Company through the Separation Date.

e.
Treatment of Restricted Stock Units

The outstanding restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted by the Company to Employee pursuant to the Company’s 2014 Omnibus Incentive Plan (“2014 Plan”) and 2023 Omnibus Incentive Plan (together with the 2014 Plan the “2014 and 2023 Plans”) are all unvested and listed in Exhibit A to this Agreement and shall be treated consistent with Section 13(c) of the 2014 and 2023 Plans and thus all such awards shall be forfeited and cancelled as of the Separation Date. Except as set forth on Exhibit A, Employee does not hold or have rights with respect to any other RSU, PSU or other award under the 2014 and 2023 Plans or any other equity plan of the Company.

2. In consideration of the promises made by the Company in this Agreement, the sufficiency of which the Employee fully acknowledges, Employee hereby releases and forever discharges the Company, and its affiliates, parent, subsidiaries, predecessors, successors and assigns, and each of its and their respective insurance carriers, employees, shareholders, owners, members, directors, board members, officers, attorneys, agents and representatives, past and present, and each of them collectively and individually (hereinafter collectively referred to as "Releasees"), from any and all actions, causes of action, claims or liabilities of any kind, whether known or unknown, which have or could be asserted against the Releasees arising out of or related to employee’s employment with the Company and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

a. claims, actions, causes of action or liabilities based on discrimination, harassment or retaliation arising under the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act; Illinois Street Gang Racketeer Influenced and Corrupt Organizations (RICO) Act; Racketeer Influenced and Corrupt Organizations (RICO) Act; the Rehabilitation Act of 1973, the Age Discrimination in Employment Act; the Illinois Human Rights Act; the Family Medical Leave Act; the Federal Worker Adjustment and Retraining Notification Act; the Illinois Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act only to the extent permitted by law; the Federal Occupational Safety and Health Act; the National Labor Relations Act; the Illinois Equal Pay Act; and the Illinois Biometric Information Privacy Act, all as amended, and all other federal, state, municipal or local employment discrimination statutes (including, but not limited to, claims based on age, sex, gender, sexual orientation, gender identity, gender expression, attainment of benefit plan rights, race, color, national origin, ethnicity, ancestry, religion, mental disability, physical disability, handicap, medical condition, marital status, family status, legally protected leave, retaliation, genetic information, military service, and veteran status); and

b. claims, actions, causes of action or liabilities and/or any other federal, state, or local statute, law, ordinance or regulations;

c. any other claim whatsoever including, but not limited to, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, negligence, invasion or breach of privacy rights and/or any other common law, statutory or other claim whatsoever arising out of or relating to Employee’s employment with the Company;

d. but excluding any claims which Employee may make under state workers' compensation or unemployment compensation laws; any claims which by operation of law Employee cannot waive; and claims related to a breach of this Agreement.

Employee acknowledges and understands that nothing contained in this Agreement limits Employee’s right or ability to file a charge or complaint with or otherwise participate in any investigation or proceeding conducted by, any federal, state, municipal or local governmental agency or commission (“Government Agency”), including any Government Agency charged with enforcing any anti-discrimination law. Employee acknowledges that they understand that this Agreement does not limit their ability to communicate with or provide information, including any good faith allegations criminal conduct or unlawful employment practice (including discrimination, harassment, or retaliation), to any appropriate Government Agency without notice to the Company. This Agreement does not limit Employee’s right to receive financial incentives for information provided to any Government Agency; however, it is understood and agreed by Employee that they shall not seek or receive or be entitled to reinstatement or any monetary damages (including back pay, front pay, compensatory or punitive damages) from the Company or any Releasee as a result of any information provided to, or charge or complaint filed with, any Government Agency as this Agreement extinguishes Employee’s right to pursue any such remedy as contemplated and provided by the consideration set forth and agreed by the Parties.

3. Employee affirms that prior to signing this Agreement (a) Employee reported all hours worked and all business expenses Employee personally incurred in the course and scope of Employee’s employment with the Company; (b) that Employee will be paid or was paid on January 15th, 2026, in full, for all earned wages, bonuses (other than under the SVA Plan for the 2026 fiscal year or any subsequent fiscal year), commissions and other forms of remuneration and benefits of any kind, including payment for any earned but unused vacation and/or PTO days (aka STO days), and all other compensation due under applicable law including but not limited to the Fair Labor Standards Act, the Illinois Minimum Wage Law, and the Illinois Wage Payment and Collection Act; and (c) that Employee has been properly and fully reimbursed for any and all business expenses they personally incurred in the course of their employment with the Company. Employee understands and acknowledges that the Company’s payment of the sums referenced in this Section 3 was pursuant to the Company’s usual payroll and reimbursement policies and was not contingent upon Employee accepting or entering this Agreement. Employee further affirms that (i) no sexual harassment or abuse claims exist, or have been claimed, that would impact the tax ramifications of this Agreement pursuant to IRS Regulations and Section 13307 of the Federal Tax Cuts and Jobs Act; and (ii) Employee has no known workplace injuries or occupational diseases and that, to Employee’s knowledge, they have not been exposed to any hazardous or toxic substances during the course of their employment with the Company.

4. By executing this Agreement, Employee affirms they have (a) returned or will return per Company’s request all Company property within their possession or control, including work product they created and/or to which they have contributed during the course of Employee’s employment with the Company, or notified the Company of any such property which is lost, unable to be found or missing; (b) provided or will provide all usernames and passwords to databases to which Employee has access in connection with his Employment. Employee also affirms that they are in possession of all personal property that they had at the Company’s premises and that the Company is not in possession of any of Employee’s personal property.

5. Employee acknowledges and expressly agrees that, in Employee’s best interest, the terms and facts of this Agreement shall be kept confidential, and that Employee will not hereafter disclose any information concerning this Agreement to any third person except their lawful spouse, their attorney, or their paid accountant for tax purposes, or as otherwise required by law. Employee further agrees that in the event they disclose the terms of this Agreement to Employee’s spouse, attorney, or paid accountant, they will instruct that person not to reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any part thereof or any matters, factual or legal, contained in the Agreement (except as may be allowed under the Agreement or as required by applicable law or regulation) to any other person or to any member(s) of the public, or to any newspaper, magazine, radio station, television station, Internet website, or to any future, current or former employee, representative, agent, customer, creditor, or competitor of any of the Releasees without the express written consent of the Releasees. In Employee’s best interest, both Parties hereby acknowledge and agree that, should they be asked about this Agreement or any underlying dispute between Employee and Company, that person will indicate no more than that all issues have been resolved. Notwithstanding the foregoing, the Parties acknowledge that Employee’s confidentiality obligations contained in the first two sentences of this Section 5 shall only extend to such provisions of this Agreement which are not publicly disclosed by the Company in accordance with the rules and regulations of the Securities and Exchange Commission.

6. Employee’s confidentiality obligations set forth below are in addition to, and do not supersede or modify, Employee’s existing confidentiality and trade secret obligations under the Prior Agreements. Employee acknowledges that during their employment they have had access to confidential information, including the Company’s trade secrets, the Company’s proprietary and confidential information, and confidential information entrusted to the Company by others (collectively “Confidential Information”) all of which, Employee acknowledges, the Company has taken reasonable steps to secure and protect from disclosure to third parties. Employee expressly agrees that Confidential Information to which they had access is competitively-sensitive and not generally known to third-parties that could derive economic value from its use or disclosure, including, without limitation confidential: proprietary computer code; business and marketing strategies and plans; methods; techniques; formulas; pricing strategies; cost information; profit margins; data contained in the Company’s files or databases; information subject to the legal privilege or work product doctrine; customer-specific information; terms and conditions of customer and/or supplier contracts; product specifications not known to the public; the details of on-going or prospective negotiations with customers or suppliers; litigation status; litigation strategy; claims by customers or suppliers; corporate responsibility strategy; information contained in the minutes of the board and committees of the Company; compensation information regarding the employees of the Company; status of an investigations or purported investigations regarding the Company, its directors and employees; information regarding the Company’s strengths and weaknesses of which Employee was not aware prior to joining the Company and which could be competitively useful if disclosed to or used by a competitor; as well as any other information, however documented, that is a trade secret within the meaning of the Illinois Uniform Trade Secrets Act (765 ILCS 1065/2(d)) (the “IUTSA”) or the federal Defend Trade Secrets Act of 2016, 18 U.S.C. § 1836 (the "DTSA"). “Confidential Information” shall not, however, include (a) information that the Company has disseminated to the public or that has become generally available to the public other than by Employee’s breach of any confidentiality obligation, (b) any information disclosed to Employee by a third party not under any known obligation of confidentiality to the Company, or (c) any information independently known by Employee without access to or reliance upon any Confidential Information.

Employee understands that all Confidential Information, and all copyrights, trademarks, patents and other rights in connection therewith, shall be the sole property of the Company and its assigns. Nothing in this Agreement shall be construed to supersede or otherwise diminish any right or obligation under any confidentiality agreement or other restrictive covenant signed by Employee relating to Employee’s employment with the Company. Employee affirms they have not divulged Confidential Information and that they will continue to maintain the confidentiality of Confidential Information to which they had access by virtue of their employment with the Company consistent with Company policies and any existing lawful agreements relative to confidential and proprietary information that were in effect at the time of Employee’s employment by the Company.

Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, pursuant to Section 7 of the DTSA, Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement prevents Employee from (a) requesting or receiving confidential legal advice; (b) filing a charge with, reporting possible legal violations to, or participating or cooperating with, any Governmental Agency; or (c) making truthful statements or disclosures required by law, regulation or legal process; or (d) engaging in activities that are protected by any applicable law or regulation.

7. In addition to Employee’s existing non-disparagement obligations under the Prior Agreements, Employee agrees not to make any disparaging statements that are false or misleading about Employee’s employment with or separation from the Company, the Company’s work product, the Company’s products, the Company’s directors, affiliates, employees, or any other dealings between Employee and the Company, to any third party, specifically including, without limitation, any past, present or prospective employee of the Company, any supplier or prospective supplier of the Company, any customer or prospective customer of the Company, any employer or prospective employer of Employee, or any representative of any media source. Employee further agrees not to apply for or seek future employment opportunities with the Company.

8. Employee acknowledges that the compensation provided in this Agreement is provided exclusively in exchange for the promises made in this Agreement. Nothing in this Agreement shall be construed to limit Company’s right to recover against Employee for any other damages incurred due to breach of this Agreement or any other actions of Employee, including the recovery of its reasonable costs and attorneys’ fees incurred to enforce any of the provisions of this Agreement. Nothing in this Agreement shall be construed to limit the Company’s right to seek injunctive relief against Employee for any breach or threatened breach of any term of this Agreement, and upon obtaining any such relief, in any form, including, but not limited to temporary or preliminary injunctive relief, Employee shall pay the Company’s reasonable attorneys’ fees and costs incurred in obtaining such relief.

9. Employee acknowledges that this Agreement contains the entire understanding between the Parties with respect to Employee’s separation and severance benefits and supersedes any prior agreements, statements, comments, or proposals between the Parties relating to such separation and severance, except for existing lawful restrictive covenant agreements as to post-employment competitive activities or confidentiality obligations imposed by agreement or applicable policy on Employee. For the avoidance of doubt, Employee’s post-employment obligations under the RSU and the PSU Award Agreements dated November 16, 2023, November 20, 2024, and November 12, 2025 , and any employment-related confidentiality agreements (collectively, the “Prior Agreements”), shall remain in full force and effect and shall survive on their own independent of and in addition to this Agreement.

Without limiting the above paragraph, Employee specifically acknowledges and reaffirms that Employee remains bound by the following post-employment restrictive covenants contained in the Prior Agreements:

(a)
Employee Non-Solicitation: Employee shall not, for a period of twelve (12) months from the cessation of Employee’s employment with the Company, solicit, hire or cause to be hired any employees of the Company for employment in any line of business or attempt to induce or encourage any such employee to leave the employ of the Company, as set forth in the RSU and PSU Award Agreements. Notwithstanding the foregoing, advertisements through any medium directed at the general public (or hiring as a result thereof) shall not constitute prohibited solicitation under this paragraph;

(b)
Confidentiality and Trade Secrets: Employee’s obligations to maintain confidentiality of the Company’s Confidential Information and trade secrets, as defined in the Prior Agreements; and

(c)
Non-Disparagement: Employee’s non-disparagement obligations as set forth in the RSU and PSU Award Agreements.

Employee acknowledges that these continuing obligations are separate from and in addition to any obligations set forth in this Agreement, and that the severance consideration provided herein does not modify or reduce Employee’s obligations under the Prior Agreements. Employee acknowledge and agrees that, following the Separation Date, she will be subject to the terms of (i) the Restatement Clawback Policy (the “Clawback Policy”) and the recoupment/clawback provisions of the Sanfilippo Value Added Plan (“SVA Plan”) and any compensation payable under this Agreement shall be subject to the terms of the Clawback Policy or SVA Plan and (ii) Section 16 of the Securities Exchange Act of 1934, as amended, and any rules and regulations thereunder.

10. Employee acknowledges and agrees that, in signing this Agreement, Employee does not rely and has not relied on any representation or statement by any of the Releasees or their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Employee acknowledges that this Agreement may not be supplemented or modified except by written agreement signed by Employee and the Company.

11. This Agreement shall be binding upon Employee and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement may not be assigned by Employee without the prior express written consent of the Company.

12. This Agreement is made and entered into in the State of Illinois and shall in all respects be interpreted, enforced and governed under the laws of the State of Illinois. Any disputes relating to this Agreement shall be maintained exclusively in state court located in Kane County, Illinois or federal court in the United States District Court for the Northern District of Illinois, Eastern Division, and Employee submits to the personal jurisdiction of such courts for this purpose.

13. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. The Parties expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce the Agreement as modified.

14. Employee confirms that they have reviewed and considered this Agreement and consulted with their attorneys regarding the terms and effect thereof. Employee acknowledges that they: (a) has read this Agreement in its entirety; (b) has had sufficient time to review and consider their release, of a period not less than twenty-one (21) days; (c) understands all of the terms and conditions contained in the Agreement; (d) has been advised of their right to, and has had the opportunity to consult with their legal counsel, at their own expense, before signing this Agreement, and (e) freely, voluntarily and knowingly, without duress or coercion, consents to all the teras and conditions in this Agreement.

15. Employee acknowledges and agrees that Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after its signing and that in no event shall this Agreement become effective until the eighth (8th) day after the date on which Employee signs below. Any revocation must be made in writing and should be directed to: Julia Pronitcheva, JBSS, 1703 North Randall Road, Elgin IL, 60123 via certified mail and e-mail at jpronitcheva@jbssinc.com.

16. Should either Party be found by a Court of competent jurisdiction to have breached any provision of this Agreement, the breaching Party shall be obligated to reimburse the non-breaching Party for all damages, litigation costs, and reasonable attorneys’ fees incurred as a result of the breach and any action to enforce this Agreement.

17. Every attempt has been made to set forth the terms of this Agreement in understandable language. Employee acknowledges that this Agreement is written in a manner that Employee understands; that Employee does understand this Agreement’s terms; that Employee is waiving and releasing all claims they may have against the Company including but not limited to age discrimination claims under all applicable laws; that Employee is not waiving or releasing claims that may arise after execution of this Agreement; that the Company has advised Employee to consult with an attorney of their own choosing before executing this Agreement; and that the Company has advised Employee not to sign this Agreement unless and until they understand each and every sentence, paragraph, or part of this Agreement.

18. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee: The latest address for the Employee on file with the Company

If to Company: 1703 N. Randall Road, Elgin IL, 60123, Attention: SVP, Human Resources

19. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute the same instrument. The parties agree that signatures transmitted by facsimile or other electronic means, including email, are acceptable the same as original signatures for execution of this Agreement.

20. Employee acknowledges and expressly agrees that Employee has carefully read and fully understands the meaning and effects of all of the provisions of this Agreement. Employee further acknowledges that they consider this Agreement to be in their own best interest; that Employee has signed this Agreement intending to be legally bound hereby; and that Employee voluntarily enters into this Agreement by signing this Agreement below.

John. B. Sanfilippo & Son, Inc. Employee

By /s/ Julia Pronitcheva /s/ James Valentine

Title: SVP, Human Resources

Dated: 12/19/2025 Dated: 12/12/2025

Exhibit A

Restricted Stock Units, as Specified under Accrued Obligations and Vested Benefits section.

Grant Date of each RSU/PSUs	Total number of RSUs/PSUs Issued to Employee	Number of RSUs/PSUs which will be Vested on the Separation Date	Number of RSUs/PSUs which will not be Vested (and will thus be forfeited) on the Separation Date
11/16/2023	940 RSUs	940 RSUs	0
11/16/2023	235 PSUs	235 PSUs	0
11/20/2024	1,341 RSUs	1,341 RSUs	0
11/12/2025	1,625 RSUs	1,625 RSUs	0